As filed with the Securities and Exchange Commission on June 30, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Heron Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	94-2875566
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4242 Campus Point Court, Suite 200

San Diego, California 92121

(Address of Principal Executive Offices, Zip Code)

2007 Equity Incentive Plan, as amended

1997 Employee Stock Purchase Plan, as amended

Non-Plan Inducement Stock Option Grants

Non-Plan Inducement Restricted Stock Unit Grants

(Full Title of the Plans)

David Szekeres

Executive Vice President, Chief Operating Officer

Heron Therapeutics, Inc.

4242 Campus Point Court, Suite 200

San Diego, California 92121

(Name and address of agent for service)

(858) 251-4400

(Telephone number, including area code, of agent for service)

Copies to:

Matthew T. Browne

Reid S. Hooper

Justin A. Kisner

Cooley LLP

10265 Science Center Drive

San Diego, California 92121

(858) 550-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed for the purpose of registering an additional 11,840,000 shares of common stock, par value $0.01 per share (“Common Stock”), of Heron Therapeutics, Inc. (the “Registrant”), consisting of:

•

8,490,000 shares of Common Stock issuable pursuant to the Registrant’s 2007 Equity Incentive Plan, as amended (the “2007 Plan”), pursuant to an amendment to the 2007 Plan approved by the stockholders of the Registrant on June 8, 2023;

•

400,000 shares of Common Stock issuable pursuant to the Registrant’s 1997 Employee Stock Purchase Plan, as amended (the “1997 ESPP”), pursuant to an amendment to the 1997 ESPP approved by the stockholders of the Registrant on June 8, 2023;

•

350,000 shares of Common Stock issuable upon the exercise of an outstanding option granted to Jason Grillot, Vice President, Sales and Marketing, Acute Care of the Registrant, which was granted outside of a plan as an inducement equity award (the “Grillot Inducement Award”) in accordance with Nasdaq Listing Rule 5635(c)(4). The Grillot Inducement Award was approved by the Compensation Committee of the Registrant’s Board of Directors (the “Board”), as an inducement material to Mr. Grillot entering into employment with the Registrant;

•

(i) 500,000 shares of Common Stock issuable upon the exercise of an outstanding option, (ii) restricted stock units (“RSUs”) consisting of 50,000 shares of Common Stock, and (iii) an option to purchase up to 700,000 shares of Common Stock based upon the achievement of certain Common Stock price goals granted to William Forbes, Pharm.D., Executive Vice President, Chief Development Officer of the Registrant, which were granted outside of a plan as an inducement equity award (the “Forbes Inducement Award”) in accordance with Nasdaq Listing Rule 5635(c)(4). The Forbes Inducement Award was approved by the Compensation Committee of the Board, as an inducement material to Dr. Forbes entering into employment with the Registrant; and

•

(i) 800,000 shares of Common Stock issuable upon the exercise of an outstanding option, (ii) RSUs consisting of 50,000 shares of Common Stock, and (iii) an option to purchase up to 500,000 shares of Common Stock based upon the achievement of certain Common Stock price goals granted to Ira Duarte, Chief Financial Officer of the Registrant, which were granted outside of a plan as an inducement equity award (the “Duarte Inducement Award”) in accordance with Nasdaq Listing Rule 5635(c)(4). The Duarte Inducement Award was approved by the Compensation Committee of the Board, as an inducement material to Ms. Duarte entering into employment with the Registrant.

The shares of Common Stock previously reserved for issuance under the 2007 Plan were registered on the Registrant’s Registration Statements on Form S-8 (File Nos. 333-148660, 333-167515, 333-176365, 333-198853, 333-206165, 333-214503, 333-219830, 333-233023, 333-259518, and 333-267352) filed with the Securities and Exchange Commission (the “SEC”) on January  14, 2008, June 15, 2010, August  17, 2011, September 19, 2014, August  6, 2015, November 8, 2016, August  9, 2017, August 5, 2019, September  14, 2021, and September 9, 2022, respectively, and the shares of Common Stock previously reserved for issuance under the 1997 ESPP were registered on the Registrant’s Registration Statements on Form S-8 (File Nos. 333-35151, 333-118546, 333-127574, 333-137954, 333-148660, 333-162610, 333-176366, 333-198853, 333-206165, 333-214503, 333-219830, 333-233023, 333-259518, and 333-267352) filed with the SEC on September 8, 1997, August 25, 2004, August  16, 2005, October 11, 2006, January  14, 2008, October 21, 2009, August  17, 2011, September 19, 2014, August  6, 2015, November 8, 2016, August  9, 2017, August 5, 2019, September  14, 2021, and September 9, 2022, respectively (collectively, the foregoing Registration Statements are referred to herein as the “Prior Registration Statements”).

This Registration Statement relates, in part, to securities of the same class as those to which the Prior Registration Statements relate and is submitted in accordance with General Instruction E of Form S-8. Pursuant to General Instruction E of Form S-8, the contents of Prior Registration Statements are incorporated by reference herein to the extent not modified or superseded hereby or by any subsequently filed document, which is incorporated by reference herein, except for Item 8, which is being updated by this Registration Statement.

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the SEC are incorporated by reference into this Registration Statement:

(a) the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “2022 Form 10-K”) filed with the SEC on March  29, 2023;

(b) the Registrant’s information specifically incorporated by reference in the 2022 Form 10-K from the Registrant’s definitive proxy statement on Schedule 14A for the 2023 annual meeting of stockholders filed with the SEC on May 1, 2023;

(c) the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023 filed with the SEC on May 11, 2023;

(d) the Registrant’s Current Reports on Form 8-K, filed with the SEC on February 22, 2023 (except for the information under Item 7.01 and the exhibit furnished thereto), March  6, 2023, March  13, 2023, April  3, 2023, April  20, 2023, June 12, 2023, and June 23, 2023;

(e) the description of the Registrant’s Common Stock which is contained in Exhibit 4.5 of the Registrant’s Annual Report on Form 10-K for the year ended December  31, 2019 filed with the SEC on March 2, 2020; and

(f) all other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The Registrant is incorporated under the laws of the State of Delaware. Section 102 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

As permitted by the DGCL, Section B of Article VI of the Registrant’s Certificate of Incorporation provides:

(1) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation. The right to indemnification conferred in this Section B shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(2) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section B shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

(3) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

In addition, the Registrant has entered into agreements with its directors and executive officers that require it to indemnify them against expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding, whether actual or threatened, to which such person may be made a party by reason of the fact that such person is or was a director or officer of the

Registrant, provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Registrant. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. At present, no litigation or proceeding is pending that involves any of the Registrant’s directors or officers regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

Item 7. Exemption From Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit No.	Description

4.1	Certificate of Incorporation, as amended through July 29, 2009 (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, as Exhibit 3.1, filed on August 4, 2009).

4.2	Certificate of Amendment of Certificate of Incorporation (incorporated by reference to the Registrant’s Current Report on Form 8-K, as Exhibit 3.1, filed on June 30, 2011).

4.3	Certificate of Amendment to the Certificate of Incorporation (incorporated by reference to the Registrant’s Current Report on Form 8-K, as Exhibit 3.1, filed on January 13, 2014).

4.4	Certificate of Amendment to the Certificate of Incorporation (incorporated by reference to the Registrant’s Post-Effective Amendment to its Registration Statement on Form 8-A/A, filed on July 6, 2017).

4.5	Certificate of Amendment to the Certificate of Incorporation (incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018, as Exhibit 3.6, filed on February 22, 2019).

4.6	Certificate of Amendment to the Certificate of Incorporation (incorporated by reference to the Registrant’s Current Report on Form 8-K, as Exhibit 3.1, filed on June 12, 2023).

4.7	Amended and Restated Bylaws (incorporated by reference to the Registrant’s Current Report on Form 8-K, as Exhibit 3.1, filed on February 8, 2019).

5.1	Opinion of Cooley LLP*.

23.1	Consent of Cooley LLP (included in Exhibit 5.1 above)*.

23.2	Consent of WithumSmith+Brown, PC, independent registered public accounting firm*.

24.1	Power of Attorney (included on the signature page)*.

99.1	Amended and Restated 2007 Equity Incentive Plan*.

99.2	Amended and Restated 1997 Employee Stock Purchase Plan*.

99.3	Form of Inducement Notice of Grant of Stock Options and Option Agreement*.

99.4	Form of Inducement Notice of Grant of Restricted Stock Units and Restricted Stock Unit Agreement*.

107.1	Filing Fee Table*.

*	Filed herewith.

Item 9. Undertakings

1. The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on June 30, 2023.

HERON THERAPEUTICS, INC.
(Registrant)

By:	/s/ David Szekeres
David Szekeres Executive Vice President, Chief Operating Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Craig Collard and David Szekeres, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in their name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Craig Collard Craig Collard	Chief Executive Officer and Director (Principal Executive Officer)	June 30, 2023

/s/ Ira Duarte Ira Duarte	Chief Financial Officer (Principal Financial Officer)	June 30, 2023

/s/ Lisa Peraza Lisa Peraza	Vice President, Chief Accounting Officer (Principal Accounting Officer)	June 30, 2023

/s/ Adam Morgan Adam Morgan	Chairman of the Board of Directors	June 30, 2023

/s/ Sharmila Dissanaike Sharmila Dissanaike	Director	June 30, 2023

/s/ Craig Johnson Craig Johnson	Director	June 30, 2023

/s/ Kevin Kotler Kevin Kotler	Director	June 30, 2023

/s/ Susan Rodriguez Susan Rodriguez	Director	June 30, 2023

/s/ Christian Waage Christian Waage	Director	June 30, 2023